Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

August 21, 2020

Board of Directors

Eureka Homestead Bancorp, Inc.

1922 Veterans Memorial Blvd.

Metairie, Louisiana 70005

Re:	Eureka Homestead Bancorp, Inc. - Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of 200,154 shares of common stock, $0.01 par value per share (the “Shares”), of Eureka Homestead Bancorp, Inc. (the “Company”) to be issued pursuant to the Eureka Homestead Bancorp, Inc. 2020 Equity Incentive Plan (the “Equity Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation and Bylaws of the Company, the Equity Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered. The law covered by the opinion expressed herein is limited to the federal laws of the United States of America and the laws of the State of Maryland.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares, when issued in accordance with the terms and conditions of the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.  By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC